Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.

William J. Carden, Chairman, President and CEO
949-753-7111

FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY REPORTS YEAR END RESULTS

Portfolio Refocus Continues: Texas, California, Arizona are Target Markets

Acquired Seven Office Properties in Houston Area in Last Two Years

Houston, TX, March 17, 2004 – American Spectrum Realty, Inc. (AMEX: AQQ), a real estate investment and management company, announced today its results for the fourth quarter and year ended December 31, 2003, further reflecting the continuation of the Company’s strategy to refocus and strengthen its property portfolio.

For the year ended December 31, 2003, the Company recorded rental revenue of $25.8 million compared with $27.2 million for the 2002 year.  This lower figure stemmed primarily from a decrease in occupancy, particularly in certain properties located in San Diego, California due to the expiration of leases of three major tenants.  The reduction was partially offset by revenue related to acquired properties.  For 2003, revenue included results from seven office properties, located in the Houston area, acquired during 2002 and 2003.  The office properties were acquired in the following months:  one in each of November 2003, October 2003, July 2003, May 2003 and August 2002; and two in May 2002.  Rental revenue from the acquired properties was included in the Company’s results since their respective dates of acquisition.  The weighted average occupancy of the Company’s properties held for investment at December 31, 2003 and 2002 was 81% and 82%, respectively.

Rental revenues for 2003 and 2002 do not include revenues from fourteen non-core properties sold in these years. In accordance with generally accepted accounting principles, the results of operations of the acquired properties are included in the Company’s results since acquisition and the results of the properties sold are included in the Company’s financial statements as discontinued operations.

Net loss for the year ended December 31, 2003 was $14.3 million, or $9.67 per share, compared with a net loss of $7.1 million, or $5.16 per share, for the 2002 year.  Results for 2003 and 2002 reflect the following non-cash items (in thousands):

	Twelve Months Ended December 31,
	2003	2002
Non-Cash Charges:
Depreciation and amortization from real estate held for investment	$9,435	$8,449
Impairment of real estate held for investment	—	2,390
Impairment on the value of certain properties sold during the period	7,500	2,356
Mark-to-market adjustments on interest rate protection agreements	162	—
Deferred compensation expense	332	834
Deferred income tax expense	278	—

Non-Cash Items:
Deferred income tax benefit	—	5,591
Deferred rental income	631	338
Minority interest	2,124	935
Interest on receivable from principal stockholders	57	—
Amortization of loan premiums	556	568
Amortization of note receivable discount	17	—

William J. Carden, President of American Spectrum, commented, “During the last two years, we took steps to refocus our property portfolio to the office and industrial segments in targeted markets in California, Texas and Arizona.  During that two-year period, we acquired seven office buildings in the Houston area and sold fourteen non-core properties and we intend to continue to divest our other non-core properties.  In addition, we streamlined our administrative functions eliminating approximately $1,200,000 of annual payroll cost.  During 2003, we closed the New York office and downsized the St. Louis office.  We plan to close the St. Louis office this year.”

He added, “The steps we have taken along with our efforts to increase occupancy should improve our operating results in the future. Our occupancy increased to 81% at the end of 2003 from 77% at September 30, 2003 and 76% at June 30, 2003.”

Rental revenue from real estate held for investment totaled $6.8 million for the fourth quarter 2003, compared with  $7.0 million for the same prior-year quarter.  Again, this reduction primarily resulted from the previously outlined decrease in occupancy, partially offset by revenue related to acquired properties.

Fourth quarter 2003 net loss was $1.6 million, or $1.04 per common share, versus $1.0 million, or $0.72 per share, for fourth quarter 2002.  Results for the fourth quarter 2003 and 2002 reflect the following non-cash items:

	Three Months Ended December 31,
	2003	2002
Non-Cash Charges:
Depreciation and amortization from real estate held for investment	$2,539	$2,215
Impairment of real estate held for investment	—	2,390
Deferred compensation expense	99	104
Litigation settlement	—	1,200
Deferred income tax expense	278	—

Non-Cash Items:
Deferred income tax benefit	—	5,591
Deferred rental income	325	82
Minority interest	279	129
Mark-to-market adjustments on interest rate protection agreements	40	57
Interest on receivable from principal stockholders	18	—
Amortization of loan premiums	144	179
Amortization of note receivable discount	17	—

The share and per share data in this press release and tables to follow have been adjusted to reflect the one-for-four reverse split of common stock which was approved by the stockholders on February 27, 2004 and became effective March 2, 2004.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 25 office, industrial, apartment and retail properties aggregating over 2.4 million square feet in California, Texas, Arizona, South Carolina and the Midwest.  Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES: Rental revenue	$6,825	$6,956	$25,793	$27,233
Interest and other income	62	12	139	209
Total revenues	6,887	6,968	25,932	27,442

EXPENSES:
Property operating expense	2,681	2,664	10,541	10,126
General and administrative	1,849	2,240	6,801	8,586
Depreciation and amortization	2,539	2,215	9,435	8,449
Interest expense	2,926	2,586	10,748	10,258
Litigation settlement	—	1,200	—	1,200
Impairment of real estate assets	—	2,390	—	2,390
Total expenses	9,995	13,295	37,525	41,009

OTHER INCOME:
Net loss on sales of real estate assets	—	(200)	—	(47)
Net (loss) gain on extinguishment of debt	(145)	—	(145)	131
Total other income	(145)	(200)	(145)	84

Net loss before deferred income tax (expense) benefit, minority interest and discontinued operations	(3,253)	(6,527)	(11,738)	(13,483)

Deferred income tax (expense) benefit	(278)	5,591	(278)	5,591

Net loss before minority interest and discontinued operations	(3,531)	(936)	(12,016)	(7,892)

Minority interest	279	129	2,124	935

Net loss before discontinued operations	(3,252)	(807)	(9,892)	(6,957)

Discontinued operations:
Loss from discontinued operations	(256)	(446)	(1,152)	(436)
Gain on sale of discontinued operations	261	1,127	2,540	1,127
Impairment of real estate assets	—	(2,356)	(7,500)	(2,356)
Income tax benefit	1,656	1,492	1,656	1,492
Income (loss) income from discontinued operations:	1,661	(183)	(4,456)	(173)

Net loss	$(1,591)	$(990)	$(14,348)	$(7,130)

Basic and diluted per share data:
Net loss before discontinued operations	$(2.12)	$(0.59)	$(6.67)	$(5.03)
Income (loss) from discontinued operations	1.08	(0.13)	(3.00)	(0.13)
Net loss	$(1.04)	$(0.72)	$(9.67)	$(5.16)

Basic weighted average shares used	1,537,152	1,382,521	1,483,675	1,381,860

	December 31, 2003	December 31, 2002

Real estate held for investment, net	$182,790	$173,045
Cash	2,937	788
Total assets	208,003	253,557
Notes payable, net of premiums	151,051	137,027
Total liabilities	180,259	213,081
Total stockholders’ equity	20,435	30,857